MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1/A registration statement of Drayton Harbor Resources Inc. of our report dated February 14, 2007 Except Note 2 dated March 9, 2007 on our audit of the financial statements of Drayton Harbor Resources Inc. as of December 31st, 2006, and the results of its operations and cash flows for the period ended December 31st, 2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 09, 2007